Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Applied Imaging Corp. Robin Stracey, Chief Executive Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6459 rstracey@aicorp.com

FOR IMMEDIATE RELEASE

Applied Imaging Names New Corporate Vice President and CFO

•    Terence J. Griffin Appointed as Company’s New Chief Financial Officer

San Jose, California, March 2, 2005 — Applied Imaging Corp. (Nasdaq: AICXE) today announced that it has appointed Terence J. Griffin as the Company’s new Chief Financial Officer (CFO) effective March 1, 2005. Mr. Griffin’s appointment concludes a search that began when Barry Hotchkies, the former CFO, left in September 2004 to pursue other professional interests.

“I am delighted that Terry has joined the Applied Imaging team at this important stage in the Company’s development,” said Robin Stracey, Applied Imaging’s President and Chief Executive Officer. “Terry has developed a deep understanding of our business through working closely with our Audit Committee as a consultant and advisor over the last several months. That understanding, coupled with his technical expertise and public company experience will be a tremendous asset going forward.”

“I look forward to working with Robin and the Applied Imaging team to build on the accomplishments of the past”, commented Terry Griffin. “The Company’s development of a system for quantification and characterization of circulating tumor cells in the blood of cancer patients, built around its flagship Ariol® scanning workstation, is particularly exciting”.

Prior to joining Applied Imaging, Mr. Griffin held numerous executive-level positions with medical technology, software, and semiconductor companies. Mr. Griffin’s most recent position was as CFO and Secretary at Symphonix Devices, Inc., a Nasdaq-listed medical technology company that was ultimately acquired by Med-El GmbH. Prior to Symphonix, Mr. Griffin was vice president and CFO of Zangle, Inc., a software company providing real-time student information to parents via the Internet. Earlier in his career, Mr. Griffin was Senior Vice President, CFO, and Secretary, of Insync Systems, Inc., a manufacturer of sub systems for the semiconductor industry.

March 2, 2005	Applied Imaging Names New CFO	Page 2

Mr. Griffin has a Bachelors of Science degree in accounting from Loyola Marymount University in Los Angeles, California, is a Certified Public Accountant (CPA), and is a member of Financial Executives International and the American Institute of Certified Public Accountants.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Ariol®, SPOT™ and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the outlook for Applied Imaging’s Ariol® system and its applications, the Company’s ability to succeed in the clinical genetics and pathology markets, the success of ongoing clinical trials and the future development of additional applications targeted at cancerous conditions. Forward looking statements address matters that are subject to a number of risks, uncertainties and other factors, which are detailed in the Company’s periodic filings with the Securities and Exchange Commission. Such risks, uncertainties and other factors include, but are not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results,” in Applied Imaging’s annual report on Form 10-K, as restated, for the year ended December 31, 2003. The forward-looking statements are made as of March 2, 2005, and Applied Imaging is under no obligation to revise or update these statements.